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                                                                         EX-99.M

                              HEWITT SERIES TRUST
                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                             AND RELATED AGREEMENT

          THIS PLAN AND RELATED AGREEMENTS between Hewitt Series Trust, a Delaware Business Trust (the "Trust") and Hewitt Services LLC ("HS") made as of this 1st day of September, 1998.

          WHEREAS, the Trust proposes to engage in business as an open-end, non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust has retained HS to serve as a distributor of shares of beneficial interest of the Trust representing interests in the Hewitt Money Market Fund (the "Fund"), the sole series of the Trust, pursuant to a separate Distribution Agreement with HS; and

          WHEREAS, two classes of Shares of the Fund have been authorized:
Institutional Shares and Administrative Shares; and

          WHEREAS, the Trust wishes to adopt a plan (the "12b-1 Plan") to authorize the use of Fund assets to finance certain activities in connection with the distribution of Administrative Shares of the Fund in accordance with Rule 12b-1 under the 1940 Act and to enter into an agreement with HS to facilitate the distribution of the Fund's Shares; and

          WHEREAS, HS (the "Distributor") desires to enter into such an agreement pursuant to the 12b-1 Plan (the "Agreement") on the terms and conditions set forth below; and

          WHEREAS, the 12b-1 Plan and the Agreement have been approved by the Board of Trustees of the Trust, including a majority of the trustees who are not "interested persons" (as defined by the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the 12b-1 Plan or the Agreement or any other agreement in respect of the 12b-1 Plan (the "Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on the 12b-1 Plan and the Agreement;

          NOW, THEREFORE, the Trust hereby adopts this 12b-1 Plan, and the Trust, on behalf of the Fund, and the Distributor hereby enter into the Agreement pursuant to the 12b-1 Plan, in accordance with the requirements of Rule 12b-1 under the 1940 Act, and provide and agree as follows:

          1. The Trust is hereby authorized to utilize the assets of the Fund to finance certain activities in connection with distribution of the Fund's Administrative Shares, as specified below.

          2. The Trust is hereby authorized to finance the following activities in connection with the sale of Administrative Shares of the Fund to investors ("Distribution Services"): (a) the payment of compensation (including performance-based compensation) to the
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Distributor and to other securities dealers and financial institutions which engage in efforts to promote the sale of Administrative Shares of the Fund and which sell such Administrative Shares; (b) the preparation, printing and distribution of reports and prospectuses, statements of additional information and profiles for distribution to and use by potential investors in Administrative Shares of the Fund; (c) the preparation, printing and distribution of sales literature and advertising relating to Administrative Shares of the Fund, including but not limited to direct mail solicitation and television, radio, newspaper and other media advertisements; and (d) the payment of other expenses and the costs of other activities related to the promotion and sale of Administrative Shares of the Fund as may from time to time be specifically authorized by the Board of Trustees and approved by a majority of the Disinterested Trustees.

          3. Under the 12b-1 Plan, the Fund is authorized to expend its assets in an amount which shall not exceed 0.25% annually of the average daily net assets of the Fund attributable to Administrative Shares for Distribution Services. All such expenditures shall be allocated as a class expense of Administrative Shares of the Fund.

          4. The Distributor hereby undertakes to use its best efforts to promote sales of Administrative Shares of the Fund by engaging in those activities, which may include but are not limited to those specified in paragraph 2 above, as it from time to time believes will further sales of Administrative Shares. In furtherance thereof, the Distributor agrees: (a) to promote the sale of Administrative Shares of the Fund to its customers and to other investors and (b) to pay and bear all other expenses relating to its distribution related activities.

          5. In consideration of the services provided by the Distributor, the Trust agrees on behalf of the Fund to pay a monthly fee to the Distributor for Distribution Services, which fee shall be computed at the annual rate of 0.25% of the average daily net assets of the Fund attributable to Administrative Shares held by persons who have purchased Administrative Shares through the Distributor or through broker-dealers that have entered into selling agreements with such Distributor.

          6. The Distributor agrees to provide quarterly written reports to the Treasurer of the Trust describing the particular Distribution Services that have been provided during the relevant quarter by it and by any broker-dealers with which it has entered into agreements with respect to the Trust and setting forth the costs and expenses incurred by the Distributor in connection therewith, and further agrees to provide such additional information regarding the services provided and the amounts expended as may reasonably be requested by the Board of Trustees or officers of the Trust for purposes of reviewing the continued appropriateness of the 12b-1 Plan and the Agreement.

          7. The Treasurer of the Trust shall provide, and the Board of Trustees of the Trust shall review, at least quarterly, a written report of all amounts expended pursuant to the 12b-1 Plan and the Agreement. Each such report shall: (a) set forth the amounts expended during the period by the Trust pursuant to the 12b-1 Plan and the nature of such expenditures; and (b) identify the types of Distribution Services provided during the quarter by the Distributor

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and others and the costs and expenses incurred by the Distributor with respect to each type of service.

          8. The 12b-1 Plan and the Agreement shall each continue in effect for a period of one year from the date hereof unless terminated as provided below. Thereafter, the 12b-1 Plan and the Agreement shall each continue in effect from year to year, provided that the continuance of each is approved at least annually by the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, by vote cast in person at a meeting called for the purpose of voting on such continuance, and provided that the Disinterested Trustees have concluded, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and 36(b) of the 1940 Act, that there is a reasonable likelihood that the 12b-1 Plan or the Agreement, as the case may be, will benefit the Fund and the holders of Administrative Shares.

          9. The 12b-1 Plan may be terminated at any time, without penalty, by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding Administrative Shares of the Fund. The Agreement may be terminated by the Distributor, or by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding Administrative Shares of the Fund, without penalty, at any time upon 30 days' written notice.

          10. So long as the 12b-1 Plan remains in effect, the selection and nomination of persons to serve as Trustees of the Trust who are not "interested persons" (as defined by the 1940 Act) of the Trust shall be committed to the discretion of the Disinterested Trustees then in office. However, nothing contained herein shall prevent the participation of other persons in the selection and nomination process; provided that a final decision on any such selection or nomination shall remain within the sole discretion of, and be approved by, the Disinterested Trustees.

          11. The 12b-1 Plan may not be amended to increase materially the amount to be spent for distribution by the Fund hereunder without the approval of a majority of the outstanding Administrative Shares of the Fund. All material amendments to the 12b-1 Plan or to the Agreement must be approved by the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, by vote cast in person at a meeting called for the purpose of voting on such amendment.

          12. The 12b-1 Plan shall remain in effect as such, so as to authorize the use of the Fund's assets in the amounts and for the purposes set forth herein, notwithstanding the termination of the Agreement or the occurrence of an "assignment," as defined by the 1940 Act and the rules thereunder, of the Agreement. However, the Agreement shall terminate automatically in the event of such an "assignment." Upon a termination of the Agreement, the Fund may continue to make payments pursuant to the 12b-1 Plan to the Distributor only upon the approval of a new agreement. However, in lieu of such an agreement with the Distributor, the Trust may adopt other arrangements regarding the use of the amounts authorized to be paid by the Fund hereunder. Any new agreement or other arrangements shall be subject to approval by the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, by vote

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cast in person at a meeting called for such purpose, and subject to compliance with the other provisions of Rule 12b-1 under the 1940 Act that may be applicable.

          13. The Trust shall preserve copies of this 12b-1 Plan and the Agreement and all other agreements relating to the 12b-1 Plan and all reports made pursuant to paragraphs 6 and 7 hereof, together with minutes of all meetings of its Board of Trustees at which the adoption, amendment or continuance of the 12b-1 Plan or any such agreement related to the 12b-1 Plan (including the Agreement) were considered (describing the factors considered and the basis for decision), in the manner and for the periods specified by Rule 12b-1 and other applicable rules adopted under the 1940 Act.

          14. The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under the Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust.

          15. The 12b-1 Plan and the Agreement shall be construed in accordance with the laws of the State of Illinois and applicable provisions of the 1940 Act. To the extent the applicable law of the State of Illinois conflict with the applicable provisions of the 1940 Act, the latter shall control.

          16. The Agreement between HS and the Trust shall become effective upon the commencement of the public offering of Shares of the Fund.

          IN WITNESS WHEREOF, the Trust has adopted the 12b-1 Plan, and the Trust and the Distributor have entered into, executed and delivered the Agreement, as of the day and year first above written.

                                     HEWITT SERIES TRUST
                                     on behalf of
                                     HEWITT MONEY MARKET FUND

                                     By: /s/ Stacy L. Schaus
                                        ------------------------------
                                         Name:  Stacy L. Schaus
                                              ------------------------
                                         Title: President
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                                     HEWITT SERVICES LLC

                                     By: /s/ C. L. Connolly, III
                                        ------------------------------
                                         Name:  C. L. Connolly, III
                                              ------------------------
                                         Title: Secretary
                                               -----------------------

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